Exhibit 10.41

ENTREPRENEUR GROWTH CAPITAL
505 PARK AVENUE NEW YORK. NY 10022

February 25, 2008

Able Energy, Inc.
198 Green Pond Road
Rockaway, NJ 07866

Ladies and Gentlemen:

We refer you to that certain Loan and Security Agreement between ABLE ENERGY, INC., ABLE OIL COMPANY, ABLE ENERGY NEW YORK, INC., ABLE ENERGY TERMINAL, LLC, and ABLE PROPANE, LLC (collectively referred to as "Borrower") and ENTREPRENEUR GROWTH CAPITAL, LLC ("EGC") dated May 13, 2005 (the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Loan Agreement.

Borrower has requested that EGC make an advance to the Borrower in excess of its borrowing availability under the Loan Agreement in the amount of $500,000.00, which would be used to purchase fuel (the "Fuel Purchase Loan"). EGC is amenable. to making the Fuel Purchase Loan available to Borrower under the following terms and conditions:

1.
Upon execution of this letter agreement, EGC shall make one or more advances to Borrower in the aggregate amount of $500,000.00, which amount shall become part of the Obligations. Borrower hereby acknowledges that the first $200,000.000 was wired to Borrower on February 22, 2008.

2.
The Fuel Purchase Loan will be identified on EGC's books as a separate loan and Interest on the Overadvance shall be charged at the Accounts Interest Rate specified in Section 3.1 of the Loan Agreement. The interest associated with this Overadvance shall be in addition to the Minimum Monthly Interest Charge and shall not be considered when determining if the Minimum Monthly Interest Charge is applicable.

3.
Borrower agrees to repay the Fuel Purchase Loan, and hereby authorizes EGC to reduce the Fuel Purchase Loan by applying the following amounts from Borrower's availability under the Loan Agreement: (a) commencing March 1, 2008 and continuing through March 31, 2008, EGC shall apply $2,500.00/business day to reduce the Fuel Purchase Loan; (b) from April 1 through April 30, 2008, EGC shall apply $5,000.00/business day to reduce the Fuel Purchase Loan; (c) from May 1 through May 31, 2008, EGC shall apply $7,500.00/business day to reduce the Fuel Purchase Loan; and (d) from June 1, 2008 until the Fuel Purchase Loan is paid in full, EGC shall apply $10,000.00/business day to reduce the Fuel Purchase Loan. Notwithstanding the foregoing, the outstanding amount of the Fuel Purchase Loan shall be immediately due and payable upon (x) the occurrence and continuation of an Event of Default under the Loan Agreement; or (y) termination of the Loan , Agreement, whether by default, acceleration or otherwise.

Notwithstanding the foregoing, Borrower may prepay the amount of the Fuel Purchase Loan in part or in full at anytime without penalty, provided, however, Borrow would be subject to paying EGC the minimum Revenue Share as set forth in Paragraph 4 below.

4.
In consideration of making the Fuel Purchase Loan, EGC shall be entitled to participate in the revenue stream generated from Borrower's fuel purchases and sales during the term the Fuel Purchase Loan remains outstanding (the "Revenue Share"). EGC's Revenue Share shall be four ($.04) cents per gallon, calculated by Borrower, based on Borrower's fuel purchases during each week, commencing February 22, 2008, purchased with the proceeds of the Fuel Purchase Loan, on a revolving basis. Borrower agrees that during the first 7 weeks, EGC's Revenue Share shall be the greater of the actual amount earned or $5,000.00/week.. After the first 7 weeks, the Revenue Share shall be payable on the actual purchases made with the proceeds of the Fuel Purchase Loan, on a revolving basis. Borrower will be required to deliver to EGC, each Friday, a fuel purchase and sale report for the immediate preceding week (Wednesday through Tuesday), together with a check in the amount of EGC's Revenue Share for the week. In the event Borrower fails to deliver EGC's Revenue Share, EGC may automatically charge Borrower's account for EEC's portion of the Revenue Share, based upon estimated or actual amounts, as reported by Borrower.

5.
In addition to the foregoing, Borrower agrees that EGC may charge an internal transfer fee of $waived per transfer associated with the payments of the Fuel Purchase Loan and Borrower shall also remit to EGC a $waived documentation fee in consideration of EGC documenting this accommodation.

Borrower further agrees that EGC may transfer funds from Borrower's accounts receivable account in payment of all obligations due under the Fuel Purchase Loan, including but not limited to the: (a) the payments specified above, (b) the fees specified herein, and (c) the interest and fees specified in the Loan Agreement and herein.

Borrower acknowledges that: (a) EGC's agreement to provide the Borrower with this Fuel Purchase Loan shall not obligate EGC to make any other overadvances or any other additional accommodations to or for the benefit of the Borrower, and (b) additional overadvances, if any, requested by Borrower will be subject to additional fees and charges. Moreover, any future overadvances will continue to be discretionary and require, among other things, certain financial information such as cash flows and uses, and repayment terms.

Except as hereby or heretofore amended or supplemented, the Loan Agreement shall remain in full force and effect in accordance with its original terms and conditions.

this space intentionally left blank
signature page follows

If the foregoing correctly sets forth your and our understanding, please execute the enclosed copy of this letter in the spaces provided below and return such executed copy to the undersigned as soon as possible. This letter amendment may be executed in counterparts. Each counterpart shall be deemed an original but all of which together shall constitute one and the same instrument, An executed facsimile of this letter amendment shall be deemed to be a valid and binding agreement between the parties hereto.

Very truly yours,

ENTREPRENEUR GROWTH CAPITAL

By: /s/ Charles Bert
Name: Charles Bert
Title: Vice President

CONSENTED AND AGREED TO this ___ day of February 2008

ABLE ENERGY, INC.	ABLE OIL COMPANY
a Delaware Corporation	a New Jersey Corporation

By: /s/ Gregory Frost	By: /s/ Christopher Westad
Name: Gregory Frost	Name: Christopher Westad
Title: Chief Executive Officer	Title: President

ABLE ENERGY NEW YORK, INC.
a New York Corporation

By: /s/ Christopher Westad
Name: Christopher Westad
Title: President

ABLE PROPANE, LLC	ABLE ENERGY TERMINAL, LLC
a New Jersey limited liability company	a New Jersey limited liability company

By: Able Energy, Inc.	By: Able Energy, Inc.
Its: Sole Member and Manager	Its: Sole Member and Manager

By: /s/ Christopher Westad	By: /s/ Christopher Westad
Name: Christopher Westad	Name: Christopher Westad
Title: President	Title: President